UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

Sarepta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street

Suite 415

Cambridge, MA 02142

(Address of principal executive offices, including zip code)

(617) 274-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At its meeting on September 22, 2014, the Board of Directors (the “Board”) of Sarepta Therapeutics, Inc. (the “Company”) amended and restated the Company’s Bylaws, effective September 23, 2014, to adopt a majority voting standard for directors in an uncontested election of directors. Under the majority voting standard, in an uncontested election, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote therefor at a meeting of the stockholders for the election of directors at which a quorum is present, except as otherwise required by statute, the Company’s Certificate of Incorporation or Bylaws. The Amended and Restated Bylaws retain plurality voting for contested elections. Previously, the Company’s Bylaws provided that directors were to be elected in a meeting of stockholders at which a quorum was present by the plurality of the votes cast to elect a director, whether or not the election was contested.

The Board also adopted a policy in furtherance of the majority voting standard of the Amended and Restated Bylaws. Under the Board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for reelection is expected to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or another duly authorized committee of the Board, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote.

The foregoing summary of the Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, which are filed as Exhibit 3.1 to this report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Sarepta Therapeutics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sarepta Therapeutics, Inc.

By:	/s/ Christopher Garabedian
Christopher Garabedian
President and Chief Executive Officer

Date: September 25, 2014

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Sarepta Therapeutics, Inc.